Exhibit 10.20

INTELLECTUAL PROPERTY LICENSE AGREEMENT
by and between
HITACHI COMMUNICATION TECHNOLOGIES, LTD.
and
OPNEXT JAPAN, INC.
Effective as of October 1, 2002

TABLE OF CONTENTS

WITNESSETH	1

Section 1. Definitions	1

(a) “Affiliate”	1
(b) “Assigned IP”	2
(c) “Business”	2
(d) “Business Transfer Agreement”	2
(e) “Clarity”	2
(f) “Commercially Reasonable Efforts”	2
(g) “Cure Period”	2
(h) “Dispute Notice”	2
(i) “Future HCT IP”	2
(j) “Future Hitachi IP”	2
(k) “Himawari I Agreements”	2
(l) “HTC Transferred IP”	2
(m) “Initial Public Offering”	2
(n) “Intellectual Property”	2
(o) “Jointly-Developed IP License Agreement”	3
(p) “Jointly Developed Intellectual Property”	3
(q) “Licensed IP”	3
(r) “Minority-Owned Affiliate”	3
(s) “Non-Competition Period”	3
(t) “OpNext Inc. R&D Agreement”	3
(u) “OpNext Japan IP”	3
(v) “OpNext Japan IP License Agreement”	3
(w) “OpNext Japan R&D Agreement”	3
(x) “Opto-Device Limited”	4
(y) “Person”	4
(z) “Restricted Products”	4
(aa) “Spin-Off Date”	4
(bb) “Stock Contribution Agreement”	4
(cc) “Stockholders’ Agreement”	4
(dd) “Subsidiary”	4
(ee) “TSD”	4
(ff) “TSD Sale”	4
(gg) “Wholly-Owned Subsidiaries”	4

Section 2. Assigned Intellectual Property	5

(a) License	5
(b) Acknowledgment	5
(c) Review of Obligations	5

Section 3. HCT Transferred IP	5

(a) Definition	5
(b) License	5
(c) Sublicense	6
(d) Review of Obligations	7

Section 4. Future HCT IP	7

(a) Definition	7
(b) Future HCT IP License	7
(c) Sublicense	8
(d) Review of Obligations	9
(e) Cooperation	9

Section 5. OpNext Japan Intellectual Property	9

(a) Definition	9
(b) License	10
(c) Review of Obligations	11

Section 6. Representations and Warranties of HCT	11

Section 7. Covenants of HCT	11

(a) Covenant Not to Sue	11
(b) Confidentiality	11
(c) OpNext Japan’s and HCT’s Trademark, Trade Names, etc	12

Section 8. Representations and Warranties of OpNext Japan	12

Section 9. Covenants of OpNext Japan	13

(a) Confidentiality	13
(b) No Additional Representations	13
(c) Covenant Not to Sue	13

Section 10. Mutual Covenants	14

(a) Press Releases	14
(b) Commercially Reasonable Efforts	14
(c) Injunctive Relief	14

Section 11. Termination and Survival	14

(a) Status of HCT	14
(b) Termination for Breach or Expiration	14

INTELLECTUAL PROPERTY LICENSE AGREEMENT
     THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “HCT IP License Agreement”), effective as of October 1, 2002, is entered into by and between HITACHI COMMUNICATION TECHNOLOGIES, LTD., a corporation existing under the laws of Japan (“HCT”) and a Wholly-Owned Subsidiary of Hitachi, Ltd., a corporation existing under the laws of Japan (“Hitachi”), and OPNEXT JAPAN, INC., a corporation existing under the laws of Japan (“OpNext Japan”) and a Wholly-Owned Subsidiary of OpNext, Inc., a Delaware corporation (“OpNext”).
WITNESSETH
     WHEREAS, pursuant to the Himawari I Agreements (as defined below) Hitachi sold to OpNext Japan all of the assets necessary or reasonably required for the operation of the fiber optic component business of Hitachi’s Telecommunication Systems Division (“TSD”) and licensed to OpNext Japan pursuant to the OpNext Japan IP License Agreement (as defined below) the Intellectual Property (as defined below) rights, which were necessary or reasonably required for the operation of the Business (as defined below) and which were not transferred/assigned under the Himawari I Agreements;
     WHEREAS, pursuant to the Corporate Separation Law under Japanese Commercial Law, Hitachi will transfer the assets and liabilities of Hitachi’s TSD and other related divisions to its Wholly-Owned Subsidiary, HCT, in exchange for stock of HCT as of October 1, 2002 (the “TSD Sale”);
     WHEREAS, three (3) of the patents that Hitachi will transfer to HCT in connection with the TSD Sale constitute HCT Transferred IP (as defined below);
     WHEREAS, as the new owner of such patents, HCT will license such patents and other Intellectual Property described herein to OpNext Japan under the terms and conditions set forth in this HCT IP License Agreement; and
     WHEREAS, HCT and OpNext Japan also desire to cross-license to each other Intellectual Property related to the Business pursuant to the terms and conditions set forth in this HCT IP License Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this HCT IP License Agreement hereby agree as follows:
Section 1.    Definitions. The following terms, when used herein with initial capital letters, shall have the respective meanings set forth in this Section 1. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the OpNext Japan IP License Agreement, Stock Contribution Agreement (as defined below) or Stockholders’ Agreement (as defined below).
     (a) “Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control”

means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     (b) “Assigned IP” shall have the meaning as set forth in Section 6(b) of the Stock Contribution Agreement and which may be set forth in Exhibit A attached hereto.
     (c) “Business” shall mean OpNext Japan’s fiber optic component business of designing, developing, manufacturing, marketing, distributing and selling Products as operated by TSD as of January 31, 2001 and as operated by OpNext Japan between January 31, 2001 and July 31, 2001.
     (d) “Business Transfer Agreement” shall mean the Business Transfer Agreement, dated December 6, 2000, by and between Hitachi and OpNext Japan.
     (e) “Clarity” shall mean Clarity Partners, L.P., a Delaware limited partnership.
     (f) “Commercially Reasonable Efforts” shall mean diligent and commercially reasonable and expeditious efforts to accomplish a task or objective in a manner that is at least equal to the efforts, quality and resources devoted by a party that such party would apply to its own high priority task or objective under similar circumstances.
     (g) “Cure Period” shall mean the sixty (60) day period from receipt of a notice of breach.
     (h) “Dispute Notice” shall have the meaning as set forth in Section 12 of this HCT IP License Agreement.
     (i) “Future HCT IP” shall have the meaning as set forth in Section 4(a) of this HCT IP License Agreement.
     (j) “Future Hitachi IP” shall have the meaning as set forth in Section 3(f) of the OpNext Japan License Agreement.
     (k) “Himawari I Agreements” shall mean the Business Transfer Agreement, OpNext Japan IP License Agreement, Stock Contribution Agreement and Stockholders’ Agreement.
     (l) “HTC Transferred IP” shall have the meaning set forth in Section 3(a) of this HCT IP License Agreement.
     (m) “Initial Public Offering” shall mean the first sale in an underwritten public offering registered under the U.S. Securities Act of shares of OpNext’s Common Stock.
     (n) “Intellectual Property” shall mean all: (i) patents, patent applications, patent disclosures and inventions (including all extensions, reexaminations, reissues, continuations and renewals related thereto); (ii) copyrights (registered or unregistered and all renewals thereof) and copyrightable works and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, data, databases and documentation thereof; and (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, operating, maintenance and safety materials and drawings, test procedures, test data, sources of materials and supplies, financial and marketing plans and customer and supplier lists and information). Intellectual Property, as referred to in this HCT IP License Agreement, refers to rights throughout the world, including any equivalent of any of the foregoing in any jurisdiction or under any laws, regulations or treaties.
     (o) “Jointly-Developed IP License Agreement” shall mean the License Agreement pertaining to Jointly-Developed Intellectual Property (as defined below) entered into between Hitachi and HCT pursuant to the TSD Sale effective as of October 1, 2002.
     (p) “Jointly Developed Intellectual Property” shall have the meaning as set forth in Section 1(o) of the OpNext Japan R&D Agreement and Section 1(s) of the OpNext Inc. R&D Agreement.
     (q) “Licensed IP” shall have the meaning as set forth in Section 3(a) of the OpNext Japan License Agreement.
     (r) “Minority-Owned Affiliate” shall mean any entity that a party, directly or indirectly, at any time, owns or controls twenty percent (20%) to fifty percent (50%) of the voting equity shares or securities convertible into such shares.
     (s) “Non-Competition Period” shall have the meaning as set forth in Section 13(a).
     (t) “OpNext Inc. R&D Agreement” shall mean the Research and Development Agreement, dated as of July 31, 2002, by and between Hitachi and OpNext Inc., as amended by the First Amendment to OpNext Inc. R&D Agreement, dated October 1, 2002, between Hitachi and OpNext, and as otherwise amended, supplemented or modified from time to time.
     (u) “OpNext Japan IP” shall have the meaning as set forth in Section 5(a) of this HCT IP License Agreement.
     (v) “OpNext Japan IP License Agreement” shall mean the Intellectual Property License Agreement, dated July 31, 2001, by and between Hitachi and OpNext Japan, as amended by the First Amendment to the IP License Agreement, dated October 1, 2002 between Hitachi and OpNext Japan and as otherwise amended, supplemented or modified from time to time.
     (w) “OpNext Japan R&D Agreement” shall mean the Research and Development Agreement, dated as of July 31, 2001, by and between Hitachi and OpNext Japan, as amended by the First Amendment to OpNext Japan R&D Agreement, dated October 1, 2002, by and among Hitachi, OpNext Japan and Opto-Device Ltd., and as otherwise amended, supplemented or modified from time to time.
     (x) “Opto-Device Limited” shall mean a corporation existing under the laws of Japan and that is a Wholly-Owned subsidiary of OpNext.
     (y) “Person” shall mean any individual, corporation, partnership, limited liability company, business trust, association, joint stock company, trust, unincorporated organization, joint venture, firm or other entity or a government or any political subdivision or agency, department or instrumentality thereof.
     (z) “Restricted Products” shall have the meaning as set forth in Section 13(a).
     (aa) “Spin-Off Date” shall mean the date of the closing of the TSD Sale which is October 1, 2002.
     (bb) “Stock Contribution Agreement” shall mean the Stock Contribution Agreement, dated July 31, 2001, by and between Hitachi and OpNext.
     (cc) “Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated July 31, 2001, and as amended by the First Amendment to the Stockholder’s Agreement, dated October 1, 2002, among OpNext, Hitachi and Clarity, Clarity OpNext Holdings I, LLC, a Delaware limited liability company and Clarity OpNext Holdings II, LLC, a Delaware limited liability company.
     (dd) “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to the vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes here, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
     (ee) “TSD” shall have the meaning as set forth in the first recital.
     (ff) “TSD Sale” shall have the meaning as set forth in the second recital.
     (gg) “Wholly-Owned Subsidiaries” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, one hundred percent (100%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Wholly-Owned Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, all of the limited liability company, partnership or total ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more other Wholly-Owned Subsidiaries of that Person or a combination thereof.
Section 2.  Assigned Intellectual Property.
     (a) License. OpNext Japan shall license, and does hereby license effective as of the Spin-Off Date, the Assigned IP to HCT and its Wholly-Owned Subsidiaries on a fully paid-up and non-exclusive basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Assigned IP, unless otherwise terminated according to the provisions in this HCT IP License Agreement; provided, however, that HCT and its Wholly-Owned Subsidiaries will not have the right to sublicense Assigned IP to any entity, without the consent of OpNext Japan, neither consent to be unreasonably withheld, unreasonably delayed or unreasonably conditioned.
     (b) Acknowledgment. HCT does hereby agree that the license to Assigned IP in this HCT IP License Agreement is the only license that HCT shall have to the Assigned IP, and that any other prior or contemporaneous license, including without limitation, the OpNext Japan IP License Agreement to such Assigned IP shall be replaced in its entirety by this HCT IP License Agreement.
     (c) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 2 shall expire on July 31, 2011; provided, however, that the license under Assigned IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Assigned IP.
Section 3.    HCT Transferred IP.
     (a) Definition. “HCT Transferred IP” shall mean any Licensed IP and Future Hitachi IP that is transferred to HCT pursuant to the TSD Sale, including without limitation, the patents listed on Exhibit B attached hereto.
     (b) License.
          (i) License Grant. HCT shall license, and does hereby license effective as of the Spin-Off Date, the HCT Transferred IP to OpNext Japan, on a fully paid-up and non-exclusive basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the HCT Transferred IP, unless otherwise terminated according to the provisions in this HCT IP License Agreement.
          (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) OpNext Japan has committed a material breach of its obligations under this HCT IP License Agreement, HCT has given written notice of such breach to OpNext Japan and such breach remains uncured after the Cure Period, or, in the case of a breach that cannot be cured within such Cure Period, OpNext Japan has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) OpNext Japan has committed an incurable material breach. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which OpNext Japan has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (c) Sublicense.
          (i) Subsidiaries. HCT will grant, and does hereby grant effective as of the Spin-Off Date, to OpNext Japan the right to freely sublicense the HCT Transferred IP to OpNext Japan’s Subsidiaries, to OpNext and OpNext’s Subsidiaries.
          (ii) Minority-Owned Affiliates. OpNext Japan shall be permitted to further sublicense the HCT Transferred IP to its Minority-Owned Affiliates, subject to approval by HCT, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by HCT that will be agreed to by the parties in writing.
          (iii) Customers. OpNext Japan shall be permitted to further sublicense the HCT Transferred IP to its customers as necessary or appropriate in connection with the completion of OpNext Japan’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with OpNext Japan’s customers to be manufactured and sold by OpNext Japan to such customers, provided OpNext Japan proposes the terms and conditions of such sublicense to HCT and agrees that such sublicense shall be subject to HCT’s exercise of one (1) of the following options in HCT’s sole discretion, with respect to the terms and conditions proposed by OpNext Japan: (i) HCT may consent to the sublicense terms and conditions as is; (ii) HCT may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) HCT may enter into a direct license with OpNext Japan’s customer under the same terms and conditions as OpNext Japan’s proposed sublicense; (iv) HCT may propose to enter into a direct license with OpNext Japan’s customer under reasonably modified terms and conditions; or (v) HCT may commence discussions with OpNext Japan to reach a resolution of HCT’s concerns with respect to such sublicense, if HCT believes such sublicense is not in the best interest of the parties. HCT shall have the sole discretion to determine which of the five (5) foregoing options HCT will exercise in each case. With respect to HCT’s exercise of one (1) of the five (5) foregoing options, HCT agrees to provide consents to and/or notify OpNext Japan of HCT’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from OpNext Japan. In the event that HCT exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of HCT’s provision of such a response to OpNext Japan; provided, however, HCT shall not contact such OpNext Japan customers that are the subject of negotiations between HCT and OpNext Japan, without the prior consent of OpNext Japan prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (d) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 3 shall expire on July 31, 2011; provided, however, that the license under HCT Transferred IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such HCT Transferred IP.
          (ii) Breach. Notwithstanding (i) above, if either of the conditions set forth in Section 3(b)(ii) is met, HCT may elect to be completely relieved of its obligations set forth in this Section 3. If HCT elects to be relieved of its obligations under this Section 3, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the HCT Transferred IP.
Section 4.    Future HCT IP.
     (a) Definition. “Future HCT IP” shall mean (i) any patents that are issued based on any patent applications of HCT filed after the Spin-Off Date but prior to July 31, 2011 and (ii) pending patent applications that may be filed by HCT after the Spin-Off Date but prior to July 31, 2011, (in either case including all extensions, reexaminations, reissues, continuations, continuations in part, divisionals and renewals related thereto); and in each of case of (i) and (ii) that are reasonably relevant to the Business as conducted on July 31, 2001 and as modified or expanded in the future to the extent that any such modification or expansion relates to modifications to, extensions of or new versions of product lines existing or planned as of July 31, 2001.
     (b) Future HCT IP License.
          (i) License Grant. HCT shall license, and does hereby license effective as of the Spin-Off Date, the Future HCT IP to OpNext Japan, on a fully paid-up and non-exclusive basis to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the Future HCT IP, unless otherwise terminated according to the provisions in this HCT IP License Agreement.
          (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) OpNext Japan has committed a material breach of its obligations under this HCT IP License Agreement, HCT has given written notice of such breach to OpNext Japan and such breach remains uncured after the Cure Period, or, in the case of a breach that cannot be cured within such Cure Period, OpNext Japan has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) OpNext Japan has committed an incurable material breach. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which OpNext Japan has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (c) Sublicense.
          (i) Subsidiaries. HCT will grant, and does hereby grant effective as of the Spin-Off Date, to OpNext Japan the right to freely sublicense the Future HCT IP to OpNext Japan’s Subsidiaries, to OpNext and OpNext’s Subsidiaries.
          (ii) Minority-Owned Affiliates. OpNext Japan shall be permitted to further sublicense the Future HCT IP to its Minority-Owned Affiliates, subject to approval by HCT, not to be unreasonably withheld, unreasonably delayed or unreasonably conditioned, and to commercially reasonable restrictions to be imposed by HCT that will be agreed to by the parties in writing.
          (iii) Customers. OpNext Japan shall be permitted to further sublicense the Future HCT IP to its customers as necessary or appropriate in connection with the completion of OpNext Japan’s products and services, to complete the sale of products or services in the ordinary course of business or to enable joint development of a product or system with OpNext Japan’s customers to be manufactured and sold by OpNext Japan to such customers, provided OpNext Japan proposes the terms and conditions of such sublicense to HCT and agrees that such sublicense shall be subject to HCT’s exercise of one (1) of the following options in HCT’s sole discretion, with respect to the terms and conditions proposed by OpNext Japan: (i) HCT may consent to the sublicense terms and conditions as is; (ii) HCT may propose that a revised version of the sublicense, with reasonably modified terms and conditions be utilized; (iii) HCT may enter into a direct license with OpNext Japan’s customer under the same terms and conditions as OpNext Japan’s proposed sublicense; (iv) HCT may propose to enter into a direct license with OpNext Japan’s customer under reasonably modified terms and conditions; or (v) HCT may commence discussions with OpNext Japan to reach a resolution of HCT’s concerns with respect to such sublicense, if HCT believes such sublicense is not in the best interest of the parties. HCT shall have the sole discretion to determine which of the five (5) foregoing options HCT will exercise in each case. With respect to HCT’s exercise of one (1) of the five (5) foregoing options, HCT agrees to provide consents to and/or notify OpNext Japan of HCT’s proposed modifications within fifteen (15) Business Days of receipt of the sublicense terms and conditions from OpNext Japan. In the event that HCT exercises one (1) of the five (5) foregoing options, the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of HCT’s provision of such a response to OpNext Japan; provided, however, HCT shall not contact such OpNext Japan customers that are the subject of negotiations between HCT and OpNext Japan, without the prior consent of OpNext Japan prior to the resolution of such negotiations. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (d) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 4 shall expire on July 31, 2011; provided, however, that the license under Future HCT IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such Future HCT IP.
          (ii) Breach. Notwithstanding (i) above, if either of the conditions set forth in Section 4(b)(ii) is met, HCT may elect to be completely relieved of its obligations set forth in this Section 4. If HCT elects to be relieved of its obligations under this Section 4, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the Future HCT IP.
     (e) Cooperation. The parties agree to cooperate and consult with each other to develop procedures by which OpNext Japan will keep HCT informed of any modifications or expansions to the Business in order for HCT to identify Future HCT IP and notify OpNext Japan accordingly. If requested by OpNext Japan, any of such Future HCT IP will be licensed to OpNext Japan under the terms and conditions set forth in Section 4(b)(i). Any such license pursuant to this Section 4(e) shall be subject to the termination provisions in Section 4(b)(ii), the sublicensing terms in Section 4(c), and the renegotiation terms of Section 4(d). In the event that the parties disagree as to whether any particular Intellectual Property developed by HCT constitutes Future HCT IP, the parties shall first attempt to resolve the dispute through good faith and reasonable negotiations in accordance with Section 12 hereof. In the event that the dispute cannot be resolved through such negotiations, a party shall refer the dispute to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
Section 5.    OpNext Japan Intellectual Property.
     (a) Definition. “OpNext Japan IP” shall mean patents issued to and patent applications filed after July 31, 2001 (including all extensions, reexaminations, reissues, continuations, continuations in part, divisionals and renewals related thereto) by OpNext Japan but filed prior to July 31, 2011 covering products and processes of the Business, throughout the world (but excluding Assigned IP, HCT Transferred IP and Future HCT IP).

     (b) License.
          (i) License Grant. OpNext Japan shall license, and does hereby license effective as of the Spin-Off Date, the OpNext Japan IP to HCT and its Wholly-Owned Subsidiaries on a fully paid-up and non-exclusive basis, to use, make, have made, sell, advertise, offer to sell, lease, import, export and supply products and services throughout the world using the OpNext Japan IP, unless otherwise terminated according to the provisions of this HCT IP License Agreement; provided, however, that HCT and its Wholly-Owned Subsidiaries will not have the right to sublicense OpNext Japan IP to any entity, without the consent of OpNext Japan and Clarity, neither consent to be unreasonably withheld, unreasonably delayed or unreasonably conditioned. The requirement of obtaining Clarity’s consent under this Section 5(b) shall terminate automatically and be of no further force and effect upon the occurrence of the first to occur of (i) an Initial Public Offering or (ii) a Sale of the Company (as defined in the Stockholders’ Agreement); provided that the parties acknowledge and agree that Clarity shall be entitled to maintain for itself its right to consent to sublicenses under this Section 5(b) notwithstanding such termination so long as the Clarity Parties (as defined in the Stockholders’ Agreement) and their Affiliates own Voting Securities (as defined in the Stockholders’ Agreement) of OpNext possessing more than ten percent (10%) of the total voting power of all outstanding Voting Securities of OpNext.
          (ii) Termination Conditions. Such license shall not be terminated or its exploitation enjoined, until and unless: (i) HCT has committed a material breach of its obligations under this HCT IP License Agreement, OpNext Japan has given written notice of such breach to HCT and such breach remains uncured after the Cure Period, or, in the case of a breach, which cannot be cured within such Cure Period, HCT has not instituted within such Cure Period steps necessary to remedy the default and/or thereafter has not diligently pursued the same to completion; or (ii) such a material breach is incurable. In the event the breach is a curable breach that cannot be cured within the Cure Period but with respect to which HCT has instituted steps necessary to remedy the default and is thereafter diligently pursuing such cure, both parties shall negotiate to determine whether further pursuit of such cure is reasonable. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to decide whether such breach can be cured or any other alternative remedy should be adopted. In the event the breach is an incurable breach, the parties agree that the matter shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto to determine the appropriate remedy. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
          (iii) Acknowledgment. HCT does hereby agree that the license to OpNext Japan IP in this HCT IP License Agreement is the only license that HCT shall have to the OpNext Japan IP, and that any other prior or contemporaneous license, including without limitation the OpNext Japan IP License Agreement to such OpNext Japan IP shall be replaced in its entirety by this HCT IP License Agreement.

     (c) Review of Obligations.
          (i) Ten Years. The obligations set forth in this Section 5 shall expire on July 31, 2011; provided, however, that the license under OpNext Japan IP existing as of July 31, 2011 shall continue, under reasonable terms and conditions to be agreed between the parties, until the expiration of all of such OpNext Japan IP.
          (ii) Breach. Notwithstanding (i) above, if either of the conditions set forth in Section 5(b)(i) is met, OpNext Japan may elect to be completely relieved of its obligations set forth in this Section 5. If OpNext Japan elects to be relieved of its obligations under this Section 5, the parties shall renegotiate in good faith and on commercially reasonable terms a new license governing the OpNext Japan IP.
Section 6.    Representations and Warranties of HCT. HCT represents and warrants to OpNext Japan that HCT owns or has the right to use and sublicense the HCT Transferred IP.
Section 7.    Covenants of HCT. HCT covenants and agrees as follows:
     (a) Covenant Not to Sue. HCT herewith covenants not to sue OpNext Japan or OpNext for infringement of any Intellectual Property related to the Business, throughout the world. HCT also covenants not to sue any sublicensees of OpNext Japan that are authorized pursuant to the terms of Section 3(c) and 4(c) or customers of OpNext Japan or OpNext for infringement of any Intellectual Property related to the Business throughout the world; provided, however, covenants not to sue customers of OpNext Japan or OpNext shall be applied in accordance with the “exhaustion doctrine” such that it only extends to products or methods provided by OpNext Japan or OpNext to customers and shall not extend to any portions of any systems or subsystems or any other customer’s products or methods that incorporate such products or methods provided by OpNext Japan or OpNext to the extent such portions are not covered by HCT Transferred IP or Future HCT IP.
     (b) Confidentiality. With respect to any information furnished to HCT pursuant to this HCT IP License Agreement, which HCT reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business, including Assigned IP and OpNext Japan IP, HCT shall maintain the confidentiality of all such information in accordance with HCT’s policies for the protection of its own nonpublic information (which policies shall provide at least reasonable protection).
          (ii) The limitations set forth in this Section 7(b) shall not apply with respect to the disclosure of any information: (i) to HCT’s employees, auditors, counsel, other professional advisors, sublicensees of HCT that are authorized pursuant to Sections 2(a) and 5(b) or suppliers of HCT or any of its sublicensees authorized under Sections 2(a) and 5(b), in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 7(b) to the same extent as HCT; (ii) that has become or previously was generally available to the public other than by reason of a breach of this Section 7(b) by HCT or has become available to HCT on a non-confidential basis after the Spin-Off Date; (iii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over HCT (it being understood that, to the extent practicable, HCT shall provide OpNext Japan prompt notice to any such event and cooperate in good faith to enable OpNext Japan to participate to protect its interest in such confidential information); (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to HCT.
          (iii) Notwithstanding Section 7(b)(ii), to the extent that after the Spin-Off Date, HCT desires to disclose to HCT’s sublicensed Subsidiaries (that are not Wholly-Owned Subsidiaries), sublicensed Affiliates (including Minority-Owned Affiliates) and/or suppliers (i) OpNext Japan IP and/or (ii) any information furnished to HCT pursuant to this HCT IP License Agreement that HCT reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business that HCT did not disclose to its sublicensed Subsidiaries (that are not Wholly-Owned Subsidiaries), sublicensed Minority-Owned Affiliates and/or suppliers prior to the Spin-Off Date, HCT shall notify OpNext Japan of such desire and propose the terms and conditions of an appropriate nondisclosure agreement into which OpNext Japan and the corresponding HCT sublicensee may enter. OpNext Japan agrees that within fifteen (15) Business Days of receipt of such request and proposed nondisclosure agreement, OpNext Japan shall, at its sole discretion, either: (i) enter into the proposed nondisclosure agreement and directly provide the requested confidential information to such HCT sublicensee; (ii) propose reasonably modified terms and conditions of the nondisclosure agreement under which OpNext Japan will provide the requested confidential information to HCT’s sublicensee; or (iii) commence discussions with HCT to reach a resolution of OpNext Japan’s concerns with respect to such disclosure, if OpNext Japan believes such disclosure is not in the best interest of the parties. In the event that OpNext Japan elects to exercise option (ii) or (iii), the parties agree to negotiate in good faith and on reasonable terms to resolve the situation within a reasonable amount of time, which shall not exceed fifteen (15) Business Days of OpNext Japan’s provision of such a response. If the parties cannot agree on a resolution in such negotiations, then this issue shall be referred to arbitration pursuant to the arbitration procedures set forth in Exhibit C hereto. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C.
     (c) OpNext Japan’s and HCT’s Trademark, Trade Names, etc. If necessary, OpNext Japan and HCT may negotiate in good faith the terms and conditions under which HCT and OpNext Japan may use any of the trademarks, trade names, trade dress, service marks, logos and/or domain names relating to the Business and any other means of identifying the Business or its products or services from and after the Spin-Off Date.
Section 8.    Representations and Warranties of OpNext Japan. OpNext Japan represents and warrants to HCT that OpNext Japan owns or has the right to use and sublicense the OpNext Japan IP that has been filed by (to the extent there are any patent applications) or issued to, OpNext Japan, as of the Spin-Off Date.

Section 9.    Covenants of OpNext Japan. OpNext Japan covenants as follows:
     (a) Confidentiality.
          (i) With respect to any information furnished to OpNext Japan pursuant to this HCT IP License Agreement, which OpNext Japan reasonably understands to be proprietary or confidential in nature and any confidential information relating to the Business, including HCT Transferred IP and Future HCT IP, OpNext Japan shall maintain the confidentiality of all such information in accordance with OpNext Japan’s policies for the protection of its own nonpublic information (which policies shall provide at least reasonable protection).
          (ii) The limitations set forth in this Section 9(a) shall not apply with respect to the disclosure of any information: (i) to OpNext Japan’s employees, auditors, counsel, other professional advisors, sublicensees of OpNext Japan authorized pursuant to the terms of Sections 3(c) and 4(c) or suppliers, if OpNext Japan or its sublicensees authorized pursuant to the terms of Sections 3(c) and 4(c), in its sole discretion, determines that it is reasonably necessary for such party to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 9(a) to the same extent as OpNext Japan; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 9(a) by OpNext Japan or has become available to OpNext Japan on a non-confidential basis after the Spin-Off Date; (iii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over OpNext Japan (it being understood that, to the extent practicable, OpNext Japan shall provide HCT prompt notice to any such event and cooperate in good faith to enable HCT to participate to protect its interest in such confidential information); (iv) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to OpNext Japan.
     (b) No Additional Representations. OpNext Japan acknowledges that neither HCT nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the HCT Transferred IP and Future HCT IP except as expressly set forth in this HCT IP License Agreement or the Schedules and Exhibits hereto. Without limiting the generality of the foregoing, HCT makes no representation or warranty with respect to the HCT Transferred IP and Future HCT IP, express or implied, beyond those expressly made in Section 6, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the HCT Transferred IP and Future HCT IP and, except for the express representations and warranties of HCT contained in Section 6, OpNext Japan takes the HCT Transferred IP and Future HCT IP on an “as is” and “where is” basis.
     (c) Covenant Not to Sue. OpNext Japan herewith covenants not to sue HCT and its Wholly-Owned Subsidiaries for infringement of any Intellectual Property related to the Business, throughout the world. OpNext Japan also covenants not to sue sublicensees of HCT authorized pursuant to the terms of Sections 2(a) and 5(b) or customers of HCT for infringement of any Intellectual Property related to the Business throughout the world; provided, however, covenants not to sue customers of HCT shall be applied in accordance with the “exhaustion doctrine” such that it only extends to products or methods provided by HCT to customers and shall not extend to any portions of any systems or subsystems or any other customer’s products or methods that incorporate such products or methods provided by HCT, to the extent such portions are not covered by OpNext Japan IP or Assigned IP.
Section 10.    Mutual Covenants. HCT and OpNext Japan covenant and agree as follows:
     (a) Press Releases. Each party agrees to consult with the other as to the general nature of any news releases or public statements with respect to the transactions contemplated by this HCT IP License Agreement, and use Commercially Reasonable Efforts not to issue any news releases or public statements inconsistent with results of such consultations. Subject to applicable laws or the rules of any applicable securities exchange, each party shall use Commercially Reasonable Efforts to enable the other party to review and comment on all such news releases prior to the release thereof.
     (b) Commercially Reasonable Efforts. Subject to the terms of this HCT IP License Agreement, each party will use its Commercially Reasonable Efforts to satisfy all of the conditions set forth in this HCT IP License Agreement.
     (c) Injunctive Relief. The parties acknowledge and agree that money damages would be inadequate to remedy any breach of the confidentiality obligations in Sections 7(b) and 9(a) and that the non-breaching party shall be entitled to obtain equitable or other remedies with respect to any such breach, including injunctive relief.
Section 11.    Termination and Survival.
     (a) Status of HCT. Notwithstanding anything else in this Agreement (including, without limitation, the termination provisions set forth in Section 11(b) below), if at any time HCT ceases to be a Subsidiary of Hitachi, all the obligations set forth in this Agreement and the Jointly Developed IP License Agreement shall terminate at such time but only with respect to Assigned IP, Future HCT IP, OpNext Japan IP and Jointly Developed IP; provided, however, that: (i) the obligations set forth in Sections 7(b), 9(a), 10, 11, 12, 17, 20, 27, and 28 of this HCT IP License Agreement as they relate to Assigned IP, Future HCT IP and OpNext Japan IP, and Sections 6, 13-17, 20-22 of the Jointly Developed IP License Agreement as they relate to Jointly Developed IP shall survive such termination; and (ii) all of the obligations of this HCT IP License Agreement with respect to HCT Transferred IP, except for Sections 2, 4, 5, 7(a) (as Section 7(a) relates to Future HCT IP), 9(c) and 13 of this HCT IP License Agreement, shall survive such termination; and further provided, that the parties shall discuss in good faith entering into new agreements regarding the same subject matter on commercially reasonable terms.
     (b) Termination for Breach or Expiration. To the extent the terms of this HCT IP License Agreement provide for rights, interest, duties, claims, undertakings and obligations subsequent to the termination (other than a termination pursuant to Section 11(a)) or expiration of this HCT IP License Agreement, such terms of this HCT IP License Agreement shall survive such termination or expiration, including but not limited to the terms of Sections 1, 2 (to the extent the provision allows for post-termination or post-expiration license), 3 (to the extent the provision allows for post-termination or post-expiration license), 4 (to the extent the provision allows for post-termination or post-expiration license), 5 (to the extent the provision allows for post-termination or post-expiration license), 6 (subject to the survival period to July 31, 2003), 7(b), 8 (subject to the survival period to July 31, 2003), 9(a), 10-12, 14-17, and 19-28.
Section 12.    Dispute Resolution. In the event of any dispute under this HCT IP License Agreement, as a condition precedent to either party seeking arbitration (except for actions seeking injunctive relief), the parties will attempt to resolve such dispute by good faith negotiations. Such negotiations shall first involve the individuals designated by the parties as having general responsibility for the HCT IP License Agreement. If such negotiations do not result within thirty (30) days from written notice of either party indicating that a dispute exists (a “Dispute Notice”) in a resolution of the dispute, OpNext Japan shall nominate one (1) corporate officer of the rank of vice president or higher and HCT shall nominate one (1) corporate officer of the rank of Board Director or higher, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute. In the event such nominated individuals are unable to resolve the dispute within forty-five (45) days of receipt by either party of a Dispute Notice, a party shall refer the matter to arbitration (except for actions seeking injunctive relief) pursuant to the arbitration procedures set forth in Exhibit C to this HCT IP License Agreement. In the event that either party submits the dispute to arbitration, both parties shall cooperate in such binding arbitration in accordance with Exhibit C hereto.
Section 13.    Non-Compete.
     (a) HCT As Wholly-Owned Subsidiary of Hitachi. During the period beginning on the Spin-Off Date and ending at the earlier of: (i) one year after the date of an Initial Public Offering of OpNext; (ii) such time as Hitachi and its Permitted Transferees (as defined in the Stockholders’ Agreement) no longer hold at least a majority of the Voting Securities (as defined in the Stockholders’ Agreement) of OpNext; (iii) termination of this IP License Agreement pursuant to Section 11(a) (the “Non-Competition Period”), HCT, for so long as HCT is a Wholly-Owned Subsidiary of Hitachi, shall not, and shall cause its Wholly-Owned Subsidiaries to not participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling the following fiber optical products, in each case which are dedicated to use in or intended to be used in telecommunications applications (the “Restricted Products”): transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides, including licensing its Intellectual Property related to Restricted Products to third-parties except (a) as part of a global cross-license or (b) any other form of agreement so long as such agreement does not adversely affect the ongoing business of OpNext, other than on behalf of OpNext and its subsidiaries as a sales agent or distributor.
     (b) HCT As Subsidiary of Hitachi. During the Non-Competition Period, HCT, for so long as HCT is a Subsidiary of Hitachi but not a Wholly-Owned Subsidiary of Hitachi, shall not, and shall cause its Wholly-Owned Subsidiaries to not, participate or engage in or otherwise invest in, directly or indirectly, any area of the world, the business of designing, developing, manufacturing (or having manufactured), marketing, distributing or selling Restricted Products.
     (c) Exceptions. Nothwithstanding anything in Section 13(a) and 13(b) to the contrary,
          (i) HCT and its Affiliates shall be permitted to design, develop, manufacture (or have manufactured), market, distribute and sell any Restricted Products that HCT or its Wholly-Owned Subsidiaries were designing, developing, manufacturing (or having manufactured), marketing, distributing or selling on January 1, 2001;
          (ii) The provisions of this Section 13 shall not restrict in any manner the activities of (1) any present or future joint ventures to which HCT or any of its Wholly-Owned Subsidiaries is or may be a party or (2) any future entities which may issue or have publicly traded securities outstanding and which are not HCT Subsidiaries; and
          (iii) HCT and its Wholly-Owned Subsidiaries may hereafter purchase, or otherwise become affiliated with or participate in, any entity engaged in the design, development, manufacturing (or having manufactured), marketing, distributing and selling of any Restricted Products unless the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than either (i) fifteen percent (15%) of the total gross revenues of such enterprise; or (ii) $100 million (and HCT and its Wholly-Owned Subsidiaries may hereafter acquire a controlling interest in any entity that is engaged in such activities, even if the aggregate gross revenues of such enterprise for its most recently completed fiscal year derived from such activities were greater than fifteen percent (15%) of the entity’s total gross revenues and/or $100 million, so long as HCT and its Wholly-Owned Subsidiaries shall use reasonable efforts to divest, as soon as reasonably practicable, a portion of its interest in such enterprise relating to such activities such that the gross revenues test set forth above would not be exceeded after giving effect to such divestiture).
     (d) Enforceability. The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 13. HCT acknowledges that the provisions of this Section 13 are reasonable and necessary to protect and preserve the business of OpNext Japan and that OpNext Japan would be irreparably damaged if HCT were to breach the covenants set forth in this Section 13. It is the intention of the parties that the provisions of this Section 13 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 13 shall not render unenforceable, or impair, the remainder of the provisions of this Section 13. Accordingly, if any provision of this Section 13 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.
     (e) Injunctive Relief. The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 13 would be inadequate, and HCT hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.
     (f) No Restriction. The parties acknowledge that nothing in this Section 13 is intended to restrict HCT or any of its Affiliates from continuing or seeking to do business with any Person who is a customer or supplier of OpNext Japan, subject to compliance with the noncompetition provisions of this Section 13.
Section 14.    Assignment. Except as set forth below, this HCT IP License Agreement and any rights and obligations hereunder shall not be assignable or transferable by OpNext Japan or HCT (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of OpNext Japan or HCT) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect.
Section 15.    Third-Party Beneficiaries. OpNext Japan and HCT acknowledge and agree that this HCT IP License Agreement is intended not only for the benefit of themselves, their Subsidiaries and for purposes of Section 3(c)(ii), 4(c)(ii) and 7(b)(iii) their Minority-Owned Affiliates but also for the benefit of OpNext and OpNext’s Subsidiaries and Minority-Owned Affiliates.
Section 16.    Survival of Representations and Warranties. The representations and warranties contained in this HCT IP License Agreement and in any other document delivered in connection herewith shall terminate at the close of business on July 31, 2003.
Section 17.    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this HCT IP License Agreement, all costs and expenses incurred in connection with this HCT IP License Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
Section 18.    Export Control. Each party shall comply or have its Subsidiaries or Affiliates comply with any applicable export laws and regulations and obtain any and all export licenses and/or governmental approvals, if necessary. In the event a licensee (under Sections 2, 3, 4 and 5 above) is unable to obtain any required export license or other governmental approval, and as a result the licensor (under Sections 2, 3, 4 and 5 above) suffers or will suffer irreparable harm as a result of the licensee’s failure, the parties acknowledge and agree that money damages would be inadequate and that the licensor shall be entitled to obtain injunctive or other similar equitable remedies with respect to any such breach.
Section 19.    Amendment and Waiver. No amendment of any provision of this HCT IP License Agreement shall be valid unless the same shall be in writing and signed by OpNext Japan and HCT. The failure of any party to enforce any of the provisions of this HCT IP License Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this HCT IP License Agreement in accordance with its terms.
Section 20.  Notices. Any notice provided for in this HCT IP License Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the parties at the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder on the date delivered when delivered personally, seven (7) days after deposit in the U.S. mail or Japanese mail and three (3) days after deposit with a reputable overnight courier service. The addresses for OpNext Japan and HCT are:
If to OpNext Japan:
OpNext Japan, Inc.
216 Totsuka-cho, Totsuka-ku
Yokohama-shi
244-8567, Japan
Attention: Harry L. Bosco
with a copy, which will not constitute notice to OpNext Japan, to:
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention:   Richard L. Bernacchi, Esq.
                     Ian C. Wiener, Esq.
If to HCT:
Hitachi Communication Technologies, Ltd.
216 Totsuka-cho, Totsuka-ku,
Yokohama-shi
244-8567, Japan
Attention:   Yoshihiko Miyano
                     Corporate Officer
                     President, Carrier Network Systems Division
with a copy, which will not constitute notice to HCT, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention:   William A. Streff, Jr., Esq.

If to Hitachi:
Kazuo Furukawa
Administrative Officer
Chief Operating Officer,
Information & Telecommunication Systems
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
with a copy, which will not constitute notice to Hitachi to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention:   William A. Streff, Jr., Esq.
Section 21.    Interpretation. The headings and captions contained in this HCT IP License Agreement, in any Exhibit or Schedule hereto and in the table of contents to this HCT IP License Agreement are for reference purposes only and do not constitute a part of this HCT IP License Agreement. The use of the word “including” herein shall mean “including without limitation.”
Section 22.    Counterparts. This HCT IP License Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 23.    Entire Agreement. Except as otherwise expressly set forth herein, this HCT IP License Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 24.    Schedules or Exhibits. The disclosures set forth in any of the Schedules or Exhibits attached hereto that related to any exception to a particular representation and warranty made hereunder shall be taken to relate to each other Schedule or Exhibit setting forth an exception to a representation and warranty made hereunder to the extent it is reasonable to expect that such disclosure relates to such other representation and warranty. The inclusion of information in the Schedules or Exhibits hereto shall not be construed as an admission that such information is material to the HCT Transferred IP, the Business or HCT. In addition, matters reflected in the Schedules or Exhibits are not necessarily limited to matters required by this HCT IP License Agreement to be reflected in such Schedules or Exhibits. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
Section 25.    No Strict Construction. Notwithstanding the fact that this HCT IP License Agreement has been drafted or prepared by one of the parties, HCT and OpNext confirm that they and their respective counsel have reviewed, negotiated and adopted this HCT IP License Agreement as the joint agreement and understanding of the parties, and the language used in this HCT IP License Agreement shall be deemed to be language chosen by the parties hereto to express their mutual intent and no rule of construction shall be applied against any Person.
Section 26.    Severability. Whenever possible, each provision of this HCT IP License Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this HCT IP License Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this HCT IP License Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this HCT IP License Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 27.    Governing Law. This HCT IP License Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice-of-law or conflict-of-law provision or rule (whether of Japan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Japan. Regardless of the law applied, because this contract is in English, the terms and conditions of this contract will be interpreted in accordance with the meaning of the words in American colloquial English.
Section 28.    Submission to Jurisdiction; Waivers. With respect to disputes not required to be submitted to arbitration hereunder (including actions seeking injunctive relief), each party to this HCT IP License Agreement (including any third-party beneficiaries to this HCT IP License Agreement) hereby irrevocably and unconditionally:
          (i) submits for itself and its property in any legal action or proceeding relating to this HCT IP License Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Japan situated in Tokyo, Japan;
          (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth herein or at such other address of which the agent shall have been notified pursuant thereto, to the extent permitted by the laws of Japan; and
          (iv) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 29.    Delivery by Facsimile. This HCT IP License Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each such party forever waives any such defense.
Section 30.    Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this HCT IP License Agreement as if set forth in full herein.
Section 31.    Recordation. This HCT IP License Agreement effects a license of rights in certain Intellectual Property and may be recorded in appropriate recordal repositories to evidence such license of rights.
Section 32.    Third Parties. Unless otherwise expressly provided, no provisions of this HCT IP License Agreement are intended or shall be construed to confer upon or give to any Person or entity other than the parties hereto, any rights, remedies or other benefits hereunder nor to constitute a waiver or release of any claims or other rights against any Person or entity.

SIGNATURE PAGE TO IP LICENSE AGREEMENT
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

OPNEXT JAPAN, INC.
By:	/s/ Tadayuki Kanno
Tadayuki Kanno President

HITACHI COMMUNICATION TECHNOLOGIES, LTD.
By:	/s/ Yoshihiko Miyano
Yoshihiko Miyano
Corporate Officer President Carrier Network Systems Division